Exhibit 99.1

RumbleOn Reports Fourth Quarter and Full Year 2022 Financial Results

Announces Record Full Year and Q4 Powersports Unit Sales
Executes on $15 Million+ of SG&A Cost Reductions
Creating strategic partnership with Camping World (NYSE: CWH)
Provides 2023 Outlook

IRVING, Texas – March 16, 2023 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company” or “RumbleOn”), the nation's first technology-based powersports platform, today announced operational and financial results for the three months and full year ended December 31, 2022. RumbleOn management is hosting an investor call to discuss the Company’s results today, March 16, 2023, at 7:30 am CT (8:30 am ET).

Full-Year 2022 Financial and Operational Highlights
•Total Unit Sales of 81,037 across Powersports and Automotive Segments.
•Total Powersports Unit Sales of 73,413 with Used Powersports Units of 31,764.
•Powersports Segment Revenue of $1.4 billion, including the elimination of $71.0 million1, representing 78% of Total Company Revenue of $1.8 billion.
•Powersports Segment Gross Profit of $429.9 million, comprising over 95% of Total Company Gross Profit.
•Net Loss of $(261.5) million with Diluted Loss per Share of $(16.48). Full-year GAAP EPS reflects a $350.3 million non-cash impairment charge. Excluding the effects of the non-cash impairment charge and other non-recurring items, but including stock-based compensation expense, Adjusted Net Income of $37.3 million with Adjusted Diluted Earnings per Share of $2.35.
•Adjusted EBITDA of $120.1 million, driven by Powersports gross margin compression and reduced gross profit contribution from the automotive segment.
Fourth Quarter 2022 Financial and Operational Highlights
•Total Unit Sales of 18,419 across Powersports and Automotive Segments, impacted by the exiting of the Automotive Segment.
•Total Powersports Unit Sales of 17,550 with Used Powersports Units of 6,917, resulting in New:Used ratio of 1.54x, which increased slightly from the prior quarter.
•Powersports Segment Revenue of $320.5 million, including the elimination of $18.6 million1. Powersports segment revenue was 87% of Total Company Revenue of $369.5 million,
•Powersports Segment Gross Profit of $89.7 million comprising over 96% of Total Company Gross Profit of $93.1 million; Total Company Gross Profit Margin of 25.2% declined 60 bps sequentially.
•Net Loss of $(287.7) million with Diluted Loss per Share of $(17.80). Fourth quarter GAAP EPS reflects a $350.3 million pre-tax non-cash impairment charge. Excluding the effects of the non-cash impairment charge and other non-recurring items, but including stock-based compensation expense, Adjusted Net Loss of $(11.0) million with Adjusted Diluted Loss per Share of $(0.68).
•Adjusted EBITDA of $18.7 million, impacted by lower gross profit contribution from the Automotive segment combined with modest gross margin compression in the Powersports segment.
•Significant Financial Flexibility with cash, including restricted cash, of $58.6 million and total available liquidity of $196.1 million as of December 31, 2022, inclusive of availability under Powersports inventory financing credit facility of $75.0 million, announced on October 26, 2022.
1 During the year-end process, we identified and corrected a gross up of internal revenue and internal cost of sales for powersports, that has no net impact to gross profit, gross profit per unit, operating income (loss), net income (loss), or Adjusted EBITDA. The 2022 quarterly impact (in thousands) consists of a dollar-for-dollar reduction to both revenue and cost of revenue for each respective three month period and year then ended: $14,719 (Q1), $18,094 (Q2), $19,615 (Q3), $18,569 (Q4), and $70,997 (2022 total).

•Signed an engagement letter with JP Morgan to review our balance sheet initiatives and options for 2023.
•Completed 3 “Tuck-In” acquisitions, 2 Polaris and 1 Honda franchise, in Texas. These acquisitions were funded from operating cash for a total purchase price of $4.8 million.
•Paid down $15 million of long-term debt.

Management Commentary
Marshall Chesrown, RumbleOn's Chairman and Chief Executive Officer commented, “Our fourth quarter results reflect forward-looking actions taken to better position the business for 2023 and beyond. We are aggressively addressing macroeconomic uncertainties, as we operate in an environment of normalized inventory levels and associated margin pressures. We are building a solid foundation for long-term profitable growth, all while making prudent, timely and disciplined investments in technology and customer experience improvements online and in our stores. Further, the fulfillment process being rolled out will enable our operations and teams to become more agile to meet customer demand through diligent on time inventory management and customer selection and service.”
“With an ongoing focus on maintaining financial health and a strong balance sheet, we remain committed to a completely self-funded business model for growth. In the fourth quarter, we pre-paid $15M in principal and recently signed an engagement letter with JP Morgan to review our balance sheet initiatives and options for 2023. As we look to 2023 and beyond, we are continuing to implement our five pillar strategy to achieve our near and long term financial targets, driving sustainable shareholder value,” concluded Chesrown.

Fourth Quarter 2022 — Summary Financial Results
Reconciliation of GAAP to non-GAAP financial measures are provided in accompanying financial schedules.

Unless otherwise noted, all comparisons in the narrative are on a sequential basis for the three months ended December 31, 2022, as compared to the three months ended September 30, 2022.

	(Unaudited)
$ in millions except per share amounts	Three Months Ended			Change
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sequential	Year-over-Year
Total Unit Sales (#)	18,419	19,908	17,037	(7.5)%	8.1%

Total Revenue[1]	$369.5	$450.7	$430.3	(18.0)%	(14.1)%
Gross Profit	$93.1	$116.3	$90.1	(20.0)%	3.3%
Gross Profit Margin	25.2%	25.8%	20.9%	(60) bps	430 bps

Net Income (Loss)	$(287.7)	$3.0	$20.7	nm	nm
Diluted Earnings (Loss) per Share	$(17.80)	$0.19	$1.35	nm	nm

Adjusted EBITDA	$18.7	$25.7	$24.3	(27.3)%	(23.0)%
Adjusted Net Income (Loss)	$(11.0)	$4.4	$9.0	(350.0)%	(222)%
Adjusted Diluted Earnings (Loss) per Share	$(0.68)	$0.27	$0.60	(351.9)%	(213)%
nm = not meaningful

Total Unit Sales of 18,419 declined (7.5)%, driven by the Company's strategic decision to purchase fewer automotive units during the quarter, combined with the anticipated seasonal impact experienced in Powersports. The Powersports Segment made up approximately 95.3% of total unit sales in the fourth quarter with the Automotive segment comprising the remaining approximately 4.7%.

Total Revenue of $369.51 million declined (18.0)%. The Powersports Segment revenue made up approximately 86.8% of total revenue in the fourth quarter, the Automotive Segment made up approximately 10.2%, and the Vehicle Logistics Segment made up approximately 3.0%.

Total Gross Profit of $93.1 million declined (20.0)%. The Powersports Segment contributed approximately 96.4% of total gross profit in the fourth quarter, and the Vehicle Logistics and Automotive Segments made up approximately 2.9% and 0.7%, respectively.

Operating Expenses were $98.1 million, or 26.6% of revenue, compared to $102.8 million, or 21.9% of revenue. Total stock-based compensation was $2.1 million down from $2.6 million in the prior quarter.

Net Loss was $(287.7) million, reflecting a $350.3 million pre-tax non-cash impairment charge. Earnings (loss) per diluted share was $(17.80) compared to $0.19.

Adjusted Net Income (Loss) was $(11.0) million, or 3% of revenue, compared to $4.4 million or 1% of revenue. Adjusted earnings per diluted share was $(0.68) compared to $0.27.

Adjusted EBITDA was $18.7 million compared to $25.7 million. The (27.3)% sequential decrease in adjusted EBITDA was primarily driven by modest gross margin compression in the Powersports Segment and lower gross profit contribution from the Automotive Segment.

Cash as of December 31, 2022, including restricted cash, was approximately $58.6 million, and total debt was $635.2 million. Availability under our short-term revolving credit facilities totaled approximately $137.5 million. Total Available Liquidity, defined as cash and cash equivalents, including restricted cash, plus availability under our short-term revolving credit facilities totaled approximately $196.1 million.

Cash Flow used in Operating Activities was $(18.9) million for the year ended December 31, 2022, which was negatively impacted by $45.1 million of cash used for inventory purchases not financed by trade floorplan credit facilities.

Weighted Average Basic and Diluted Shares of Class B common stock outstanding were 15,871,005 for the year ended December 31, 2022. As of December 31, 2022, RumbleOn had 16,184,264 total shares of Class B common stock and 50,000 shares of Class A common stock outstanding.

Full Year 2023 — Financial Outlook
RumbleOn is providing its outlook for the full year 2023 as follows:
•Total Powersports and Transportation Revenue of $1.4 billion to $1.6 billion, compared to Powersports and Transportation Revenue of $1.46 billion in 2022.
•Powersports GPU of approximately $5,700 compared to $6,159 in 20222.
•Adjusted EBITDA of $95 million to $105 million.
Our financial guidance includes the following assumptions:
•Combined Powersports new and used retail unit growth of approximately 5%.
•We expect continued gross margin pressure in the first half as new unit supply imbalances normalize.
•The $15 million SG&A reductions will begin to benefit our business in early 2023.
•This does not include any growth from acquisitions or tuck-ins, nor does it have a built-in overlay from fulfillment or technological opportunities that we create over the course of 2023.

2 Calculated as total powersports gross profit divided by new and used retail powersports units sold.

Fourth Quarter 2022 — Segment Results
Unless otherwise noted, all comparisons are on a sequential basis for the three months ended December 31, 2022, as compared to the three months ended September 30, 2022.

Powersports Segment

	(Unaudited)
$ in millions except per unit	Three Months Ended			Change
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sequential	Year-over-Year
Unit Sales (#)
New	10,633	9,973	8,070	6.6%	32%
Used	6,917	8,420	5,408	(17.9)%	28%
Total Powersports Unit Sales	17,550	18,393	13,478	(4.6)%	30%

Revenue		`
New	$149.8	$165.4	$126.7	(9.4)%	18%
Used	$77.8	$106.5	$74.5	(26.9)%	4%
Finance & Insurance, net	$27.6	$31.6	$23.0	(12.7)%	20%
Parts, Services, and Accessories	$65.3	$62.2	$50.9	5.0%	28%
Total Powersports Revenue	$320.5	$365.7	$275.1	(12.4)%	17%

Gross Profit
New	$25.3	$32.1	$25.1	(21.2)%	1%
Used	$10.4	$18.2	$8.4	(42.9)%	24%
Finance & Insurance, net	$27.6	$31.6	$23.0	(12.7)%	20%
Parts, Services, and Accessories	$26.4	$29.1	$23.0	(9.3)%	15%
Total Powersports Gross Profit	$89.7	$111.0	$79.5	(19)%	13%
Powersports GPU[3]	$5,420	$6,348	$6,445	(14.6)%	(16)%

Used Powersports Units, which includes used retail and wholesale Powersports Units, declined (17.9)% sequentially. Sequential declines are primarily the result of our decision to slow down used vehicle acquisition while new inventory normalized.
Used Powersports Revenue declined (26.9)% sequentially due to anticipated seasonality. Used Powersports Gross Profit declined (42.9)% sequentially, due primarily to lower unit sales and anticipated seasonality.
New Powersports Revenue declined (9.4)% sequentially, despite a 6.6% increase in unit sales, driven by increased supply of new inventory and unfavorable price mix in consumer demand. New Powersports Gross Profit declined (21.2)% sequentially, due primarily to higher inventory acquisition costs.
Powersports GPU was $5,420, as compared to $6,348 in the prior quarter.3
3 Calculated as total powersports gross profit divided by new and used retail powersports units sold.

Automotive Segment

	(Unaudited)
$ in millions	Three-Months Ended			Change
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sequential	Year-over-Year
Automotive Unit Sales (#)	869	1,515	3,559	(42.6)%	(75.6)%
Automotive Revenue	$37.8	$70.0	$144.2	(46.0)%	(73.8)%
Automotive Gross Profit	$0.7	$1.9	$7.8	(63.2)%	(91.0)%

Revenue from the Automotive Segment declined (46.0%) sequentially, primarily driven by the Company's strategic decision to purchase fewer automotive units during the quarter and wind down its automotive business.

Gross Profit was down due to a decrease in unit sales and gross profit per unit sold, driven by less favorable macroeconomic conditions and the Company’s decision to focus on its powersports segment.

Vehicle Logistics Segment

	(Unaudited)
$ in millions	Three-Months Ended			Change
	Dec 31, 2022	Sep 30, 2022	Dec 31, 2021	Sequential	Year-over-Year
Vehicles Transported (#)	18,390	23,992	21,847	(23.3)%	(15.8)%
Vehicle Logistics Revenue	$11.5	$15.5	$12.7	(25.8)%	(9.4)%
Vehicle Logistics Gross Profit	$2.9	$3.6	$2.8	(19.4)%	3.6%

Revenue from the Vehicle Logistics Segment was down (25.8)% sequentially, driven by a decline in the number of vehicles transported, and a slight decline in revenue per vehicle transported from $647 in the third quarter to $628 in the fourth quarter.

Gross profit for this segment was down (19.4)% sequentially, driven by a decline in the number of vehicles transported, partially offset by a slight increase in gross profit per vehicle transported from $148 in the third quarter to $159 in the fourth quarter.

Conference Call Details
RumbleOn's management will host a conference call to discuss its operational and financial results on March 16, 2023 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). A live and archived webcast can be accessed from RumbleOn's Investor Relations website. To access the conference call telephonically, callers may dial 1-877-407-9716 (or 1-201-493-6779 for callers outside of the United States) and enter conference ID 13735860.

About RumbleOn
RumbleOn is the nation’s first technology-based powersports platform. Headquartered in the Dallas Metroplex, RumbleOn provides the only technology-led platform in powersports with a broad footprint of physical locations, full-line manufacturer representation and high-quality used inventory to transform the entire customer experience. Our goal is to integrate the best of both the physical and digital, and make the transition between the two seamless. To learn more please visit us online at https://www.rumbleon.com/.

Cautionary Note on Forward-Looking Statements
This press release may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Non-GAAP Financial Measures
As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income (loss), and Adjusted net income (loss) margin are non-GAAP financial measures and should not be considered as alternatives to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Adjusted EBITDA is defined as net income (loss) adjusted to add back interest expense, depreciation and amortization, changes in derivative liability, non-cash stock-based compensation costs, transaction costs, litigation expenses, and other non-recurring costs, as these recoveries, charges and expenses are not considered a part of our core business operations and are not necessarily an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

Adjusted net income (loss) is defined as net income (loss) adjusted to add back transaction costs, purchase accounting adjustments and other non-recurring costs which include items not indicative of our ongoing operating performance.

With respect to our 2023 adjusted EBITDA target, a reconciliation of this non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the complexity of the reconciling items that we exclude from this non-GAAP measure.

Investor Relations Contact:
Will Newell
investors@rumbleon.com

RumbleOn, Inc.
Condensed Consolidated Balance Sheets
 (Unaudited)
(Dollars in thousands; except per share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$48,579	$48,974
Restricted cash	10,000	3,000
Accounts receivable, net	33,758	40,166
Inventory	331,721	201,666
Prepaid expense and other current assets	7,424	6,335
Total current assets	431,482	300,141
Property and equipment, net	76,078	21,417
Right-of-use assets	161,822	133,112
Goodwill	21,142	260,922
Intangible assets, net	247,413	302,066
Deferred tax assets	58,115	—
Other assets	31,158	10,091
Total assets	1,027,210	1,027,749
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	82,618	77,317
Vehicle floor plan note payable	225,431	97,278
Current portion of long-term, convertible debts, and notes payable	3,645	4,476
Total current liabilities	311,694	179,071
Long-term liabilities:
Senior secured note	317,494	253,438
Convertible debt, net	31,890	29,242
Line of credit and notes payable	25,000	150
Operating lease liabilities	126,695	114,687
Deferred tax liabilities	—	7,586
Other long-term liabilities	8,422	11,930
Total long-term liabilities	509,501	417,033
Total liabilities	821,195	596,104
Commitments and contingencies (Notes 2, 8, 9, 10, 11, 12, 14,19, 21)
Stockholders’ equity:
Common A stock, $0.001 par value, 50,000 shares authorized, 50,000 shares issued and outstanding as of December 31, 2022 and December 31, 2021	0	0
Class B stock, $0.001 par value, 100,000,000 shares authorized, 16,184,264 and 14,882,022 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	16	15
Additional paid-in capital	585,937	550,055
Accumulated deficit	(375,619)	(114,106)
Class B stock in treasury, at cost,123,089 shares as of December 31, 2022 and December 31, 2021	(4,319)	(4,319)
Total stockholders’ equity	206,015	431,645
Total liabilities and stockholders’ equity	$1,027,210	$1,027,749

RumbleOn, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue:
Vehicles sales
Powersports	$227,537	$201,996	$1,033,919	$323,303
Automotive	37,840	144,233	334,273	460,888
Parts, service and accessories	65,294	59,971	247,562	66,969
Finance and insurance, net	27,671	(3,655)	123,576	29,133
Vehicle logistics	11,168	27,803	54,038	43,878
Total revenue	369,510	430,348	1,793,368	924,171
Cost of revenue:
Powersports	191,877	167,679	839,768	264,872
Automotive	37,181	136,391	323,423	430,142
Parts, service and accessories	38,884	27,857	135,358	36,702
Vehicle logistics	8,428	8,320	42,160	34,278
Total cost of revenue	276,370	340,247	1,340,709	765,994

Gross profit	93,140	90,101	452,659	158,177

Selling, general and administrative	91,972	71,056	366,387	164,077
Impairment of goodwill and franchise rights	350,315	—	350,315	—
Insurance recovery	—	—	—	(3,135)
Depreciation and amortization	6,156	3,155	23,079	6,103

Operating income (loss)	(355,303)	15,890	(287,122)	(8,868)

Interest expense	(16,809)	(8,299)	(53,868)	(16,405)
Other income	4,043	—	4,331	—
Change in derivative liability	—	(25)	39	(8,799)
PPP loan forgiveness	—	2,110	2,509	2,682

Income (loss) before provision for income taxes	(368,069)	9,676	(334,111)	(31,390)

Income tax benefit	(80,344)	(10,984)	(72,598)	(21,665)
Net income (loss)	$(287,725)	$20,660	$(261,513)	$(9,725)

Weighted average number of common shares outstanding - basic	16,161,483	15,055,084	15,871,005	6,920,318
Earnings (loss) per share - basic	$(17.80)	$1.37	$(16.48)	$(1.41)
Weighted average number of common shares outstanding - diluted	16,161,483	15,263,736	15,871,005	6,920,318
Earnings (loss) per share - diluted	$(17.80)	$1.35	$(16.48)	$(1.41)

RumbleOn, Inc.
Condensed Consolidated Statements of Cash Flows
For the Two Years Ended December 31, 2022
(Unaudited)
(Dollars in thousands)

	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(261,513)	$(9,725)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	23,079	6,103
Amortization of debt discount	6,383	4,386
Forgiveness of PPP loan	(2,509)	(2,682)
Stock based compensation expense	9,372	29,219
Impairment loss on goodwill and franchise rights	350,315	—
(Gain) loss from change in value of derivatives	(39)	8,799
Deferred taxes	(76,637)	(22,545)
Principal payments received on finance receivables	—	—
Originations of loan receivables, net of principal payments received	(27,934)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	5,913	(9,756)
Inventory	(102,323)	(53,226)
Prepaid expenses and other current assets	(248)	(1,102)
Other assets	284	(4,528)
Other liabilities	1,606	4,748
Accounts payable and accrued liabilities	(4,904)	3,013
Floor plan trade note borrowings	60,268	15,119
Net cash used in operating activities	(18,887)	(32,177)
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash received	(69,584)	(371,314)
Purchase of property and equipment	(5,617)	(5,646)
Technology development	(7,003)	(1,871)
Net cash used in investing activities	(82,204)	(378,831)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from new secured debt	84,500	261,451
Repayment of debt and mortgage notes	(49,235)	—
Repayments of (proceeds from) issuance of notes	(2,117)	(10,413)
Increase in borrowings from non-trade floor plans	49,548	17,187
Proceeds from RumbleOn Finance (“ROF”) credit facility for the purchase of consumer finance loans	25,000	—
Net proceeds from sale of common stock	—	191,241
Net cash provided by financing activities	107,696	459,466
NET CHANGE IN CASH	6,605	48,458
Cash and restricted cash at beginning of period	51,974	3,516
Cash and restricted cash at end of period	$58,579	$51,974

RumbleOn, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)
(Dollars in thousands)

	Three Months Ended			Twelve Months Ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2022	2022	2021	2022	2021
Net income (loss)	$(287,726)	$3,039	$20,660	$(261,513)	$(9,725)
Add back:
Interest expense	16,810	12,603	8,298	53,869	16,405
Depreciation and amortization	6,156	6,570	3,155	23,079	6,103
Interest income and miscellaneous income	287	(38)	—	—	—
Income tax provision (benefit)	(80,344)	496	(10,984)	(72,598)	(21,665)
EBITDA	(344,817)	22,670	21,129	(257,163)	(8,882)
Adjustments:
Stock based compensation	2,135	2,605	2,762	9,372	29,219
Transaction costs - RideNow and Freedom	451	100	766	1,954	4,281
Purchase accounting related	(592)	177	1,388	177	1,388
Lease expense associated with favorable related party leases in excess of contractual lease payments	1,340	—	—	1,340	—
Impairment of goodwill and franchise rights	350,315	—	—	350,315	—
Litigation settlement expenses	8,381	—	(170)	8,381	—
PPP Loan forgiveness	—	(2,509)	(2,110)	(2,509)	(2,682)
Insurance proceeds	—	—	—	—	(3,135)
Costs attributable to abandoned fulfillment center project	2,141	—	—	2,141	—
Other non-recurring costs	3,224	2,393	544	9,792	2,025
Gain on sale of dealership	(3,898)	—	—	(3,898)	—
Costs attributable to store openings and closures	—	233	—	233	—
Change in derivative and warrant liabilities	—	—	25	(39)	8,799
Adjusted EBITDA	$18,680	$25,669	$24,334	$120,096	$31,013

For the year ended December 31, 2022 and 2021 and the three months ended September 30, 2022, December 31, 2022 and 2021 adjustments to Adjusted EBITDA are primarily comprised of:
•Non-cash stock-based compensation expense as reported in the Consolidated Statement of Operations,
•Transaction costs associated with the RideNow Transaction and Freedom Transactions, which primarily include professional fees and third-party costs,
•Purchase accounting adjustments, which represent one-time expenses related to the Freedom Transaction and RideNow Transaction,
•Forgiveness of the PPP loan,
•Lease expense associated with favorable related party leases in excess of contractual lease payments,
•Charges for the settlement of disputes and claims with former minority shareholders of RideNow,

•Expenses attributable to a discontinued project in Fort Worth, Texas,
•Charges for impairment of goodwill and franchise rights,
•Gain on the sale of a dealership, and
•Other non-recurring costs, which include one-time expenses incurred. For the three and twelve months ended December 31, 2022, the balance was primarily comprised of integration costs and professional fees associated with the RideNow and Freedom Transactions, technology implementation, legal matters, establishment of the RumbleOn Finance secured loan facility, and a death benefit to the estate of the Company's former Chief Financial Officer and director. For the three and twelve months ended December 31, 2021, the balance was primarily related to litigation expenses and a death benefit to the estate of the Company's former Chief Financial Officer and director.

RumbleOn, Inc.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and
Earnings (Loss) per share to Adjusted Earnings (Loss) per share
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2022	2022	2021	2022	2021
Net income (loss)	$(287,726)	$3,039	$20,660	$(261,513)	$(9,725)
Adjustments:
Stock based compensation	—	—	—	—	—
Transaction costs - RideNow and Freedom	451	100	766	1,954	4,281
Impairment of goodwill and franchise rights	350,315	—	—	350,315	—
Litigation settlement expenses	8,381	—	(170)	8,381	—
PPP Loan forgiveness	—	(2,509)	(2,110)	(2,509)	(2,682)
Purchase accounting related	5,404	2,456	1,388	13,449	1,388
Lease expense associated with favorable related party leases in excess of contractual lease payments	—	—	—	1,340	—
Costs attributable to store openings and closures	—	—	—	233	—
Cost attributable to fulfillment center	2,141	—	—	2,141	—
Gain on Sale of dealership	(3,898)	—	—	(3,898)	—
Change in derivative liability			25	(39)	8,799
Insurance proceeds	—	—	—	—	(3,135)
Other non-recurring costs	3,972	2,625	544	9,792	2,025
Less: Income tax expense	(90,052)	(1,311)	(12,065)	(82,315)	(26,273)
Adjusted Net Income (Loss)	$(11,012)	$4,400	$9,038	$37,331	$(25,322)

Weighted average number of common shares outstanding - basic	16,161,483	16,020,296	15,055,084	15,871,005	6,920,318
Earnings (Loss) per share - basic	$(17.80)	$0.19	$1.37	$(16.48)	$(1.41)
Adjusted Earnings (Loss) per share - basic	$(0.68)	$0.27	$0.60	$2.35	$(3.66)

Weighted average number of common shares outstanding - diluted	16,161,483	16,067,395	15,263,736	15,871,005	6,920,318
Earnings (Loss) per share - diluted	$(17.80)	$0.19	$1.35	$(16.48)	$(1.41)
Adjusted Earnings (Loss) per share - diluted	$(0.68)	$0.27	$0.59	$2.35	$(3.66)
For the three and twelve months ended December 31, 2022 and 2021 and the three months ended September 30, 2022, adjustments to Net Income (Loss) are primarily comprised of:
•Acquisition costs associated with the RideNow transaction and Freedom transaction, which primarily include professional fees and third-party costs,
•Charges for impairment of goodwill and franchise rights,

•Forgiveness of the PPP loan, and
•Other non-recurring costs, which include one-time expenses incurred. For the three and twelve months ended December 31, 2022, the balance was primarily comprised of integration costs and professional fees associated with the RideNow and Freedom Transactions, technology implementation, legal matters, establishment of the RumbleOn Finance secured loan facility, and a death benefit to the estate of the Company's former Chief Financial Officer and director. For the three and twelve months ended December 31, 2021, the balance was primarily related to litigation expenses and a death benefit to the estate of the Company's former Chief Financial Officer and director.